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                                                                     EXHIBIT 4.2

OPTIONEES TO WHOM INCENTIVE STOCK OPTIONS ARE GRANTED MUST MEET CERTAIN HOLDING PERIOD AND EMPLOYMENT REQUIREMENTS FOR FAVORABLE TAX TREATMENT.

UNLESS OTHERWISE STATED, ALL TERMS DEFINED IN THE PLAN SHALL HAVE THE SAME MEANING HEREIN AS SET FORTH IN THE PLAN.



                            FIRST REGIONAL BANCORP

                            STOCK OPTION AGREEMENT
                            ----------------------
                            1991 STOCK OPTION PLAN
                            ----------------------

                   ____
                   ____   Incentive Stock Option

                   ____
                   ____   Non-Qualified Stock Option


     THIS AGREEMENT, dated the ____ day of _________, 19__, by and between First Regional Bancorp, a California Corporation (the "Corporation"), and ____________________________ ("Optionee");

     WHEREAS, pursuant to the Corporation's 1991 Stock Option Plan (the "Plan"), the Stock Option Committee has authorized the grant to Optionee of a Stock Option to purchase all or any part of _____________________________ (____________) authorized but unissued shares of the Corporation's Common Stock, no par value, at the price of ______________________ Dollars ($_____________)
per share, such Stock Option to be for the term and upon the terms and conditions hereinafter stated;

     NOW, THEREFORE, it is hereby agreed:

     1.   Grant of Stock Option.  Pursuant to said action of the Stock Option
          ---------------------
Committee and pursuant to authorizations granted by

                                  EXHIBIT 4.2
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all appropriate regulatory and governmental agencies, the Corporation hereby grants to Optionee the option to purchase, upon and subject to the terms and conditions of the Plan, which is incorporated in full herein by this reference, all or any part of ________________ (_____________) Option Shares of the Corporation's Common Stock at the price of ______________________________ Dollars ($___________) per share. For purposes of this Agreement and the Plan, the date of grant shall be _______________________. At the date of grant, Optionee does not own/owns stock possessing more than 10% of the total combined
         -----------------
voting power of all classes of capital stock of the Corporation or any Subsidiary.

     The Stock Option granted hereunder is/is not intended to qualify as an
                                        ---------
Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

     2.   Exercisability.  This Stock Option shall be exercisable as to
          --------------
___________ Option Shares on _________; as to __________ Option Shares on
__________; as to __________ Option Shares on ________; as to _________ Option
Shares on __________; and as to _________ Option Shares on __________. This Stock Option shall remain exercisable as to all of such Option Shares until __________, 19__ (but not later than ten (10) years from the date hereof), at which time it shall expire in its entirety, unless this Stock Option has expired or terminated earlier in accordance with the provisions hereof or of the Plan. Option Shares as to which this Stock Option become exercisable may be purchased at

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

any time prior to expiration of this Stock Option.

     3.   Exercise of Stock Option.  Subject to the provision of Paragraph 4
          ------------------------
hereof, this Stock Option may be exercised by written notice delivered to the Corporation stating the number of Option Shares with respect to which this Stock Option is being exercised, together with cash (or bank, cashier's or certified check) and/or, if permitted at or before the time of exercise by the Stock Option Committee, shares of Common Stock of the Corporation which when added to the cash payment, if any, have an aggregate Fair Market Value equal to the full amount of the purchase price of such Option Shares. Not less than ten (10) Option Shares may be purchased at any one time unless the number purchased is the total number which remains to be purchased under this Stock Option and in no event may the Stock Option be exercised with respect to fractional shares. Upon exercise, Optionee shall make appropriate arrangements and shall be responsible for the withholding of all federal and state income taxes then due, if any.

     4.   Prior Outstanding Stock Options.  Pursuant to Section 8(b) of the
          -------------------------------
Plan, an Incentive Stock Option held by Optionee may be exercisable while the Optionee has outstanding and unexercised any Incentive Stock Option previously granted (or substituted) to him or her by the Corporation or a corporation which (at the time of grant) is a parent or Subsidiary of the Corporation, or a predecessor corporation of any such entity.

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

     5.   Cessation of Affiliation.  Except as provided in Paragraph 6 hereof,
          ------------------------
if, for any reason other than Optionee's disability or death, Optionee ceases to be employed by or affiliated with the Corporation or a Subsidiary, this Stock Option shall expire three (3) months thereafter or on the date specified in Paragraph 2 hereof, whichever is earlier. During such period after cessation of employment or affiliation, this Stock Option shall be exercisable only as to those increments, if any, which had become exercisable as of the date on which the Optionee ceased to be employed by or affiliated with the Corporation or Subsidiary, and any Stock Options or increments which had not become exercisable as of such date shall expire and terminate automatically on such date.

     6.   Termination for Cause. If Optionee's employment by or affiliation with
          ---------------------
the Corporation or a Subsidiary is terminated for cause, this Stock Option shall expire on the expiration dates specified for said Stock Options at the time of their grant, or thirty (30) days after termination for cause, whichever is earlier, unless reinstated by the Stock Option Committee within thirty (30) days of such termination by giving written notice of such reinstatement to Optionee. In the event of such reinstatement, Optionee may exercise this Stock Option only to such extent, for such time, and upon such terms and conditions as if Optionee had ceased to be employed by or affiliated with the Corporation or a Subsidiary upon the date of such termination for a reason other than cause, disability or death. Termination for cause shall include, but shall not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith, or any conduct detrimental to the interests of the Corporation or a Subsidiary, and, in any event, the determination of the Stock Option Committee with respect thereto shall be final and conclusive.

     7.   Disability or Death of Optionee.  If Optionee becomes disabled or dies
          -------------------------------
while employed by or affiliated with the Corporation or a Subsidiary, or during the three-month period referred to in Paragraph 5 hereof, this Stock Option shall automatically expire and terminate one (1) year after the date of Optionee's disability or death or on the day specified in Paragraph 2 hereof, whichever is earlier. After Optionee's disability or death but before such expiration, the person or persons to whom Optionee's rights under this Stock Option shall have passed by order of a court of competent jurisdiction or by will or the applicable laws of descent and distribution, or the executor, administrator or conservator of Optionee's estate, subject to the provisions of Paragraph 13 hereof, shall have the right to exercise this Stock Option to the extent that increments, if any, had become exercisable as of the date on which Optionee ceased to be employed by or affiliated with the Corporation or a Subsidiary. For purposes hereof, "disability" shall have the same meaning as set forth in Section 14 of the Plan.

     8.   Nontransferability.  This Stock Option shall not be transferable
          ------------------
except by will or by the laws of descent and distribution, and shall be exercisable during Optionee's lifetime only by Optionee.

     9.   Employment.  This Agreement shall not obligate the Corporation or a
          ----------
Subsidiary to employ Optionee for any period, nor shall it interfere in any way with the right of the Corporation or a Subsidiary to increase or reduce Optionee's compensation.

     10.  Privileges of Stock Ownership.  Optionee shall have no rights as a
          -----------------------------
stockholder with respect to the Option Shares unless and until said Option Shares are issued to Optionee as provided in the Plan. Except as provided in
Section 15 of the Plan, no adjustment will be made for dividends or other rights in respect of which the record date is prior to the date such stock certificates are issued.

     11.  Modification and Termination by Board of  Directors.  The rights of
          ---------------------------------------------------
Optionee are subject to modification and termination upon the occurrence of certain events as provided in Sections 16 and 17 of the Plan.

     12.  Notification of Sale.  Optionee agrees that Optionee, or any person
          --------------------
acquiring Option Shares upon exercise of this Stock Option, will notify the Corporation in writing not more than five (5) days after any sale or other disposition of such Shares.

     13.  Approvals.  This Agreement and the issuance of Option Shares hereunder
          ---------
are expressly subject to the approval of the

Plan and the form of this Agreement by the holders of not less than a majority of the voting stock of the Corporation. This Stock Option may not be exercised unless and until all applicable requirements of all regulatory agencies having jurisdiction with respect thereto, and of the securities exchanges upon which securities of the Corporation are listed, if any, have been complied with.

     14.  Notices.  All notices to the Corporation provided for in this
          -------
Agreement shall be addressed to it in care of its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Secretary at its main office and all notices to Optionee shall be addressed to Optionee's address on file with the Corporation or a Subsidiary, or to such other address as either may designate to the other in writing, all in compliance with the notice provisions set forth in Section 26 of the Plan.

     15.  Incorporation of Plan.  All of the provisions of the Plan are
          ---------------------
incorporated herein by reference as if set forth in full in this Agreement. In the event of any conflict between the terms of the Plan and any provision contained herein, the terms of the Plan shall be controlling and the conflicting provisions contained herein shall be disregarded.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                              FIRST REGIONAL BANCORP

                                                By __________________________

                                                By __________________________

                                                OPTIONEE

                                                _____________________________


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